Exhibit 23.2

Our refYCU/740921-000004/31647590v1

Belite Bio, Inc

12750 High Bluff Drive Suite 475

San Diego, CA 92130

March 17, 2025

Dear Sirs

Belite Bio, Inc

We have acted as legal advisers as to the laws of the Cayman Islands to Belite Bio, Inc, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statements on Form S-8 (No. 333-266060, No. 333-274575 and 333-282426) that were filed on 8 July 2022, 19 September 2023 and 1 October 2024, respectively, pertaining to the Company’s Share Incentive Plans.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP